Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report with respect to the consolidated financial statements refers to the adoption by First Potomac Realty Trust and subsidiaries of the provisions of SFAS 123(R) “Share-Based Payment” in 2006.
/s/ KPMG LLP
McLean, Virginia
November 12, 2008